AMENDMENT 1 TO THE LIMELIGHT NETWORKS, INC. 2013 EMPLOYEE STOCK PURCHASE PLAN

WHEREAS, Limelight Networks, Inc., a Delaware corporation (the “Company”), maintains a 2013 Employee Stock Purchase Plan (as amended from time to time, the “ESPP”), which was previously adopted by the Board of Directors of the Company (the “Board”) in 2013;
WHEREAS, the Board believes that the number of shares of common stock of the Company (“Common Stock”) remaining available for issuance under the ESPP has become insufficient for the Company’s anticipated future needs under the ESPP;
WHEREAS, Section 20 of the ESPP provides that the Board may amend the ESPP at any time for any reason; and
WHEREAS, the Board has determined that it is in the best interests of the Company to (i) amend the ESPP to increase the aggregate number of shares of Common Stock available for issuance under the ESPP from 4,000,000 share to 5,000,000 shares and (ii) amend the maximum number of shares of Common Stock that an Eligible Employee (as defined in the ESPP) may be permitted to purchase during each Offering Period (as defined in the ESPP) to be 5,000 shares.
NOW THEREFORE:

1.	Amendment to Section 7. The first sentence of Section 7 of the ESPP shall be deleted and replaced in its entirety with the following new sentence:

“On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period will be granted an option to purchase on each Exercise Date during such Offering Period (at the applicable Purchase Price) up to a number of shares of Common Stock determined by dividing such Eligible Employee’s Contributions accumulated prior to such Exercise Date and retained in the Eligible Employee’s account as of the Exercise Date by the applicable Purchase Price; provided that in no event will an Eligible Employee be permitted to purchase during each Offering Period more than 5,000 shares of the Company’s Common Stock (subject to any adjustment pursuant to Section 19) and provided further that such purchase will be subject to the limitations set forth in Sections 3(c) and 13.”

2.	Amendment to Section 13(a). Section 13(a) of the ESPP shall be deleted and replaced in its entirety with the following new sentence:

“Subject to adjustment upon changes in capitalization of the Company as provided in Section 19 hereof, the maximum number of shares of Common Stock that will be made available for sale under the Plan will be 5,000,000 shares of Common Stock.”

3.	No Other Changes. All terms and provisions of the ESPP not amended hereby, either expressly or by necessary implication, shall remain in full force and effect.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with, the law of the State of Arizona, without regard to conflicts of law principles thereof.

5.
Effective Date of Amendment. This Amendment 1 to the Limelight Networks, Inc. 2013 Employee Stock Purchase Plan (this “Amendment”) shall become effective upon the date that it is adopted by the Board; provided, however, that this Amendment shall be subject to the approval of the Company’s stockholders in accordance with applicable laws and regulations at an annual or special meeting held within twelve months of such effective date. No option granted under the ESPP prior to such stockholder approval shall be exercised to the extent that the number of shares of Common Stock then available for issuance under the ESPP, without giving effect to this Amendment, shall be less than the number of shares of Common Stock proposed to be purchased pursuant to such exercise.

ADOPTED BY THE BOARD OF DIRECTORS: NOVEMBER 12, 2018

APPROVED BY THE STOCKHOLDERS: MAY 2, 2019